UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/06/2007

CV THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21643

Delaware	43-1570294
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3172 Porter Drive, Palo Alto, CA 94304
(Address of principal executive offices, including zip code)

650-384-8500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

Financial and Other Updates

On November 6, 2007, the Company announced that it expects that the level of operating expenses, not including cost of sales, of approximately $50 million per quarter to be maintained in the fourth quarter of 2007 and into 2008. The Company also announced that, based on growth in sales of its approved product Ranexa(R) (ranolazine extended release tablets) at the levels seen in 2007 and assuming approval and launch of its product candidate regadenoson in 2008, the Company expects total top line revenues to exceed $100 million in 2008. The Company plans to continue to control operating expenditures at approximately the same levels seen in the third quarter of 2007. As a result, the Company has targeted cash use in 2008 of less than $100 million.

The Company previously announced that on September 27, 2007, it submitted a supplemental new drug application, or sNDA, relating to Ranexa to the Division of Cardiovascular and Renal Products (DCRP) of the United States Food and Drug Administration, or FDA, seeking approval for the product for first line angina treatment in accordance with the special protocol assessment agreement between the Company and this FDA division that relates to the MERLIN TIMI-36 study. On November 6, 2007, the Company announced that the FDA has requested that the Company pay a second PDUFA user fee and has officially notified the Company that the FDA Metabolism and Endocrinology Products Division will undertake a formal review of the diabetes data as a separate NDA filing. Specifically, the FDA has informed the Company that an NDA has been administratively unbundled from the parent NDA (which is held by DCRP) to provide for clinical review by the Metabolism and Endocrine division of the proposed labeling change to add reduction of HbA1c in coronary artery disease patients with diabetes. The Company expects to hear shortly whether the sNDA and the NDA have been accepted by these respective divisions of the FDA for review.   Assuming they are each accepted for review, the sNDA and the NDA would each have a filing date of September 27, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CV THERAPEUTICS, INC.

Date: November 06, 2007	By:	/s/ TRICIA BORGA SUVARI
TRICIA BORGA SUVARI
Senior Vice President and General Counsel